Exhibit 99.2

CHC – 2Q07 Earnings Conference Call

Thanks Marc and Good Morning everyone.  Before I go into some detail on our earnings for the second quarter, I’d like to take a moment to discuss our balance sheet and our liquidity position.

To understand the risks in our balance sheet and our liquidity one has to take a step back and understand how we finance ourselves.  Of our $2.7 Billion in debt outstanding as of June 30, 2007, $1.9 Billion (or 70%) of it consists of the financing of our tax exempt bonds through the high-grade tax exempt municipal market.  This is one of the most liquid markets in the world and is where money flows during times of market turbulence.  As Marc noted, our bond financing costs have actually declined by 22BPs over the past few weeks as demand for this type of paper has increased.  The real risk to our financing here is not widening credit spreads or market dislocation but is the credit quality of our bond portfolio, which is the collateral off of which we borrow.  And as Marc mentioned, the credit quality is very strong.

Second, we borrowed $250 million from a syndicate of banks and loan investors to acquire ARCAP back in August of 2006.  This is a 6-year term loan with no mark to market risk and 100% of the interest rate exposure on that loan is hedged.

Third, we have a $320 million corporate revolver, which was upsized in June of this year from $250 million through increased commitments from our two largest banking partners – Bank of America and Citibank.  As of

June 30, we had $58 million in availability on that line.  This is a 3 year line with no mark to market risk.

Fourth, we have a $300 million facility that we use to finance our origination of multifamily housing loans for Fannie Mae and Freddie Mac.  This is a new line we recently executed with Citibank.  This is non-recourse to Centerline and is drawn to originate loans only when there is a specified take out in place by either Fannie or Freddie.  Due to the strength of the Fannie/Freddie take-out our cost of borrowing on this line is LIBOR + 50BPs.

Finally, we have repurchase facilities in place principally to acquire CMBS investments in anticipation of start up of our CMBS Investment Funds, and as Marc mentioned we just had an initial close on our third fund.  We expect these facilities will be significantly paid down over the next few days as the assets are sold.

That is the extent of our current funding on balance sheet.  In summary, we have almost no mark to market risk and we are fully compliant with all covenants on all of our facilities.  In the past few months, we have closed on $270 million in new debt facilities as we expanded our corporate revolver and our agency facility, proving our access to capital in a very difficult environment.  And our most significant funding source – our bond securitizations, are financed in what has proven to be a safe haven market.

Finally, we are being very careful to maintain our liquidity in the face of the recent market turbulence.  As of June 30, 2007, Centerline had $169 million in liquidity, including $111 million in cash and $58 million in availability on our corporate revolver.  I hope this description gives you some comfort as to the health of our balance sheet and our funding sources.

Now on to our earnings.  For the 3 months ended June 30, 2007, Centerline reported Cash Available for Distribution (or CAD) of $26.9 million, or $0.46 per diluted share compared with $23.9 million, or $0.41 per diluted share in the corresponding three month period of 2006.  All of the earnings, revenues and expense numbers that I am going to discuss in this speech have been adjusted to exclude Consolidated Partnerships.  Please refer to the “as adjusted” column on the income statement and balance sheet of our quarterly supplemental for additional details.

Total revenues for the three months ended June 30, 2007 were $94.6 million versus $86.2 million in the corresponding period last year.  This year-over-year 9.8% increase is primarily due to the impact of the ARCAP acquisition and the increased size of our tax exempt bond portfolio.  Over the past four quarters our bond portfolio has grown by $230 million while the average yield on the portfolio has held steady at 6.6%.  Year-to-date we have had almost no repayments of bonds and do not expect a significant number.  Our bond portfolio remains very healthy from a credit perspective as we recognized only $2.9 million in additional impairments in the second quarter, equating to 0.1% of the total principal outstanding.

Also driving revenues in the second quarter was our CMBS investments on balance sheet.  CMBS investments available for sale grew to $217.5 million at cost as of June 30, as we began pre-funding investments for Fund III.  As we have noted, most of those investments should be moving to Fund III very shortly.

Total expenses for Centerline for the three months ended June 30, 2007 were $90.6 million versus $118.4 million for the three months ending March 31, 2007.

Interest expense excluding preferred dividends climbed by $740,000 to $29.0mm in 2q07 from $28.3 million in the first quarter of 2007 primarily due to an increase in borrowings on our corporate revolver and our CMBS repo lines, and a slight uptick in our overall cost of debt to 5.11%.

With regard to interest rate exposure, we currently have $725 million in interest rate swaps outstanding and $452 million in fixed rate securitizations outstanding.  Therefore approximately 44% of our total debt is fixed rate in nature due to the hedges and fixed rate financings in place and 64% of our total capital structure is fixed rate in nature.

Salary related expenses declined in the second quarter to $27.0 million from $36.9 million in 1q07 as the first quarter’s salary related expenses included $2.2mm in severance costs and the current quarter included a $2.9mm benefit from truing up promote sharing deferred compensation for employees related to the management of our CMBS funds.

Non-salary-related G&A expenses decreased to $15.9mm in the second quarter from $20.6 million in the first three months of 2007 primarily due to the $5.5 million in bad debt expense recognized in the first quarter.

Also during the second quarter of 2007, pursuant to a 10b5-1 trading plan entered into during the second quarter of 2006, the Company repurchased approximately 1.4 million shares at an average price of $18.82.

Finally, I’d like to spend a moment discussing our earnings guidance for 2007.  At the beginning of the year, we guided to 3% to 5% growth in our CAD/share earnings.  Due to reductions in our projected tax-exempt bond and conduit originations and the high degree of volatility in the capital markets, we believe it is prudent to adjust our guidance to flat CAD/share earnings versus last year.  Based on our current outlook, we are confident that we will earn CAD in excess of our dividend.

I would now like to turn the call over to questions.